Exhibit 99.4

Today we’re doing a business case study on Arena Group, a publicly traded media company that just released its 2024 earnings. The company operates online magazines in different spaces from pop culture to finance but today we’re focusing just on their sports content brand Athlon.

Like most content websites a lot of Athlon’s money is made from advertising you see in print news. This comes in the form of direct ads sales teams working with brands to sell physical space between stories like in these red boxes. On the digital side the dominant model today is called programmatic advertising. These are those rotating ads you see in sidebars headers and banners on websites and instead of selling a fixed space new sites are paid based on the number of impressions those ads generate.

This chart shows Athlon’s monthly revenue from those programmatic ads over the last two years. For most of 2023 they made under $1 million per month from this channel but by the end of 2024 that had surged nearly tripling and hitting $3.2 million in December alone. But how did that happen? Well this next chart shows the number of new sports articles published on Athlon’s site each month. In 2023 they averaged around 1,600 then starting last spring that number jumped peaking at over 15,000 articles per month with more content and steady reader retention. Impressions also climbed shown with this blue line and topping 700 million in December which led to that higher programmatic ad revenue.

That volume of content generation is huge and to create at this scale. Athlon made a big shift in their editorial model. You see most traditional newsrooms rely on salaried writers with monthly quotas and Athlon was no different shown here with fixed editorial costs in red. In March of 2024 they removed those writers from direct payroll and introduced a revenue sharing model where writers were now paid based on the programmatic ad revenue they generated so the more good articles they could create the higher they would be paid.

Arena still hires and works closely with editorial leaders but the content creation incentives moved entirely to performance so as traffic and revenue increased so did their variable expenses shown here in blue. It was a major structural shift towards what Arena calls competitive publishing and so far it has worked on the balance sheet. This chart shows Arena Group’s income from continuing operations and you can see the company went from losing millions each quarter to turning a profit in Q3 and Q4.

This new publishing model shift was just a pilot for Athlon and now Arena Group is rolling out the same model to other brands under its umbrella starting with Men’s Journal, The Street for financial news, and then Parade for pop culture.

If you want to dive deeper into Arena Group’s latest quarterly earnings check out the link in our bio.